EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Omeros Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
	Equity	Common Stock, par value $0.01 per share	Rule 457(o)	—	$—	$—	0.0000927	$—
	Equity	Preferred Stock, par value $0.01 per share	Rule 457(o)	—	—	—	0.0000927	—
	Debt	Debt Securities(2)	Rule 457(o)	—	—	—	0.0000927	—
Fees to be Paid	Other	Depositary Shares(3)	Rule 457(o)	—	—	—	0.0000927	—
	Other	Warrants	Rule 457(o)	—	—	—	0.0000927	—
	Other	Subscription Rights	Rule 457(o)	—	—	—	0.0000927	—
	Other	Units(4)	Rule 457(o)	—	—	—	0.0000927	—
	Unallocated (Universal) Shelf	—	Rule 457(o)	—	—	$300,000,000	0.0000927	$27,810.00
	Total Offering Amounts					$300,000,000		$27,810.00
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$27,810.00

(1)	An indeterminate number and aggregate initial offering price of securities of each identified class are being registered as may from time to time be offered at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon the exercise, settlement, exchange or conversion of securities offered hereunder, which together shall have an aggregate initial offering price not to exceed $300,000,000. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.
(2)	If any debt securities are issued at an original issue discount, the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $300,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(3)	Each depositary share will be issued under a depositary agreement and will be evidenced by a depositary receipt.
(4)	Each unit will represent an interest in two or more other securities registered hereunder, which may or may not be separable from one another.